Exhibit 21.1

List of Subsidiaries of
Lake Victoria Mining Company, Inc.

  Kilimanjaro Mining Company, Inc., incorporated in Nevada (100% owned by Lake Victoria Mining Company, Inc.)
  Lake Victoria Resources (T) Ltd., incorporated in Tanzania (0.1% owned by Kilimanjaro Mining Company, Inc. and 99.9% owned by Lake Victoria Mining Company, Inc.)
  Chrysos 197 Company Tanzania Ltd., incorporated in Tanzania (0.1% owned by Kilimanjaro Mining Company, Inc. and 99.9% owned by Lake Victoria Mining Company, Inc.
  Jin 179 Company Tanzania Ltd., incorporated in Tanzania (0.1% owned by Kilimanjaro Mining Company, Inc. and 99.9% owned by Lake Victoria Mining Company, Inc.)